Filed Pursuant to Rule 433 of the Securities Act of 1933

 Issuer Free Writing Prospectus dated July 1, 2015
Registration No.  333-203238

Up to 3,125,000 Units
Consisting of One Share of Common Stock and
One Warrant to Purchase One-half Share of Common Stock

This free writing prospectus relates to the initial public offering of common stock and warrants of Innovation Economy Corporation, which does business under the name “ieCrowd”. It should be read together with ieCrowd’s final prospectus dated June 3, 2015 relating to the offering, which has been filed by ieCrowd with the Securities and Exchange Commission (the SEC) and which may be accessed through the following web link:

http://www.sec.gov/Archives/edgar/data/1563004/000121390015004282/f424b30615_innovation.htm

It should also be read together with any later-dated prospectus relating to the offering and the other documents filed by ieCrowd with the SEC.

Innovation Economy Corporation has filed a final prospectus with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the final prospectus and other documents Innovation Economy Corporation has filed with the SEC for more complete information about Innovation Economy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, a copy of the prospectus may be obtained from TriPoint Global Equities, LLC if you request it by calling, toll-free, 1-800-304-6994.

On June 8, 2015, Amro Albanna, the Chief Executive Officer, sent the following text via e-mail:

Dear Members,

I am Chairman and CEO of ieCrowd, a company I co-founded in 2010 to develop a new Collaborative Economy approach to commercializing untapped life and health innovations coming out of leading research institutions such as UCLA, UC San Diego, UC Riverside and the University of New Mexico.

This past Tuesday, our IPO was declared effective by the Securities and Exchange Commission. We are offering units consisting of one share of our common stock and one warrant to purchase one-half share of our common stock. We welcome the interest of [name of confidential private network] members. For additional information, including a copy of our IPO prospectus, please visit www.ieCrowd.com/IPO, and please feel free to contact me personally if you have interest as an investor or as a business collaborator.

If we close our IPO successfully we expect to hold a bell-ringing event at NASDAQ headquarters in New York City’s Times Square, and to extend a special invitation to [name of confidential private network] members to join us at the event. Please watch for further details.

This is not an offer to sell, or a solicitation of an offer to buy, any securities. ieCrowd has filed a registration statement (including a prospectus) with the SEC for the initial public offering of ieCrowd securities. Before you invest, you should read the prospectus and other documents ieCrowd has filed with the SEC. You can get these documents for free by visiting EDGAR at SEC.gov or by calling, toll-free, 1-800-304-6994.

Best regards,

Amro Albanna

Chairman & CEO

ieCrowd

aalbanna@ieCrowd.com

951-316-9002